Exhibit 99.1

ABM REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2022 RESULTS AND PROVIDES FULL YEAR FISCAL 2023 OUTLOOK

•	Posted fourth quarter revenue of $2.0 billion, up 19% year-over-year, with 6% organic growth
•	Delivered fourth quarter net income of $48.9 million and GAAP EPS of $0.73, a year-over-year increase of 43% and 46%, respectively
•	Generated fourth quarter adjusted EBITDA of $130.7 million, up 18% year-over-year
•	Recorded fourth quarter adjusted EPS of $0.89, up 5% year-over-year
•	Received Board approval for a $150 million expansion of the Company's existing share repurchase authorization

NEW YORK, NY - December 13, 2022 - ABM (NYSE: ABM), a leading provider of facility solutions, today announced financial results for the fourth quarter and full year ended October 31, 2022.

“ABM generated solid fourth quarter results, with total revenue growth of 19%, including broad-based organic revenue growth of 6%, and double-digit adjusted EBITDA growth. Our adjusted EBITDA margin of 6.8% reflects consistent execution by the ABM team," said Scott Salmirs, ABM's President and Chief Executive Officer. "We posted strong organic growth in our Technical Solutions, Aviation and Manufacturing & Distribution segments, and also benefited from the addition of new clients in Education, as well as from solid organic growth in Business & Industry."

“ABM's strong performance in fiscal 2022 is a testament to our competitive positioning, the capabilities of our team, and the resilience of our business in an evolving and dynamic environment", continued Mr. Salmirs. "Throughout the year, we effectively managed through significant labor shortages and wage inflation, and rapidly rising interest rates, and achieved full year revenue growth of over 25%, driven by acquisitions and 7% organic growth. We also grew net income significantly to $230.4 million and posted an adjusted EBITDA margin of 6.6%, while advancing our ELEVATE initiative, integrating Able, and continuing to allocate capital efficiently."

"In fiscal 2023, we expect relatively healthy demand across our industry groups, leading to a return to more normalized growth rates. Although we anticipate continued tight labor markets, we expect to generate solid adjusted EBITDA growth with resilient margins, aided by contributions from recent acquisitions and the benefits of our ELEVATE program. We will continue to invest in organic growth initiatives and to pursue strategic M&A, while systematically returning cash to shareholders."

Fourth Quarter Fiscal 2022 Results

For the fourth quarter of fiscal 2022, the Company reported revenue of $2.0 billion, up 19% over the prior year period, comprised of 13% growth from acquisitions and 6% organic growth. Organic revenue growth was broad-based and was led by a 12% gain in Technical Solutions, reflecting continued strong growth in the e-mobility market. Aviation grew 9% on robust consumer and business travel, and Manufacturing & Distribution recorded growth of 9%. Education's growth of 7% was driven by the addition of new clients in the fourth quarter. Business & Industry grew organic revenue by 3% on modestly improving office occupancy rates and solid demand in sports and entertainment venues. Including a 25% contribution from acquisitions, B&I’s total revenue growth was 28%.

Results for the quarter on both a GAAP and adjusted basis reflected a decrease in the volume of higher-margin virus protection services and work orders, higher direct and indirect costs, primarily for labor, as well as the impact of delayed work order approvals for work already completed on an Aviation-related project.

GAAP net income was $48.9 million, or $0.73 per diluted share, compared to $34.3 million, or $0.50 per diluted share last year, representing increases of 43% and 46% respectively. The increases in net income and diluted EPS were primarily attributable to higher segment earnings on significantly higher volume and lower acquisition and integration costs, partially offset by higher interest expense and ELEVATE transformation costs.

Adjusted net income for the fourth quarter of 2022 was $59.4 million, or $0.89 per diluted share, compared to $58.2 million, or $0.85 per diluted share, in the prior year period, representing increases of 2% and 5%, respectively. These increases primarily reflected higher segment earnings, offset in part by higher interest expense. Adjusted results exclude items impacting comparability and a description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Adjusted EBITDA grew 18% in the fourth quarter of 2022 to $130.7 million, compared to $111.2 million in the prior year period. Adjusted EBITDA margin for the quarter was 6.8%, unchanged from the prior year period. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Full Year Fiscal 2022 Results

For fiscal 2022, the Company reported revenue of $7.8 billion, an increase of 25% over the prior year, comprised of 18% growth from acquisitions and 7% organic growth. Organic growth largely reflected a post-COVID recovery, especially in Aviation, as well as strong growth in e-mobility services, solid demand in our Manufacturing & Distribution markets, and new customer wins. These gains were partially offset by the anticipated decrease in disinfection-related services and work orders.

On a GAAP basis, net income was $230.4 million, or $3.41 per diluted share, compared to net income of $126.3 million, or $1.86 per diluted share, last year. This increase primarily reflected the absence of litigation reserves taken in the prior year and higher segment earnings driven by acquisitions and organic revenue growth, partially offset by ELEVATE transformation costs and higher interest expense.

Adjusted net income for fiscal 2022 was $247.1 million, or $3.66 per diluted share, compared to $243.3 million, or $3.58 per diluted share, for fiscal 2021. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Adjusted EBITDA for fiscal 2022 was $498.1 million compared to $455.0 million in fiscal 2021. Adjusted EBITDA margin for the year was 6.6% versus 7.6% last year. Adjusted results exclude items impacting comparability. A description of items impacting comparability can be found in the "Reconciliation of Non-GAAP Financial Measures" table.

Strategic Update

During the fourth quarter, the Company continued to progress on its cloud-based enterprise resource planning system and workforce management tools as part of its ELEVATE initiative. The Company expects the first phase of its ERP rollout to occur in 2023. The Company also deployed frontline leader training, an upgraded procurement management tool, and a hyper-targeting tool for sales as part of ELEVATE.

RavenVolt, a leader in customized microgrid solutions, officially joined ABM during the fourth quarter. This acquisition provides ABM with a strong opportunity to cross sell RavenVolt's leading technology into a wide range of existing ABM clients.

ABM released its 2021 Environmental, Social and Governance ("ESG") Sustainability Impact Report during the fourth quarter. The report highlights the Company’s commitment to the Science Based Targets Initiative, the launch of its ABMNext innovation program, and progress advancing corporate sustainability; diversity, equity and inclusion; philanthropy and community engagement.

Subsequent to quarter end, ABM's Board of Directors approved a quarterly cash dividend of $0.22 per common share, which is a 12.8% increase from the prior quarterly cash dividend. This increase reflects the Board’s confidence in ABM’s ability to continue to deliver solid results and cash flows, and also represents the first step of ABM’s plan to grow its dividend payout ratio to a range of 30% to 35% of adjusted net income over the long term.

Liquidity, Capital Structure & Share Repurchases

The Company ended the quarter with total debt of $1,438.4 million, including $158.3 million in standby letters of credit, resulting in a total leverage ratio, as defined by the Company's credit facility of 2.6x. The Company had available liquidity of approximately $685.9 million, inclusive of cash and cash equivalents of $73.0 million.

During the fourth quarter, the Company repurchased 0.6 million shares of its common stock at an average share price of $39.69, for a total cost of $23.0 million. For the full fiscal year, the Company repurchased 2.3 million shares for a total cost of $97.5 million.

Additionally, ABM's Board of Directors recently approved a $150 million expansion of the Company's existing share repurchase authorization, which was initially approved in 2019. The total authorization now stands at approximately $197 million. The Company intends to repurchase its common shares from time to time in open market purchases or privately negotiated transactions and may make all or part of the repurchases pursuant to Rule 10b5-1 plans. The timing of repurchases will depend upon several factors, including market and business conditions, share price and availability and other factors at the Company's discretion, and the share repurchase program may be suspended or discontinued at any time without prior notice.

Outlook

For fiscal 2023, ABM expects GAAP earnings per diluted share of $2.43 to $2.63, and adjusted EPS of $3.40 to $3.60. Adjusted EBITDA margin is anticipated to be in the range of 6.4% to 6.8%, consistent with recent performance. Interest expense is expected to be in the range of $71 million to $74 million for fiscal 2023, an increase of more than $30 million from fiscal 2022, at the mid-point of the forecast.

Mr. Salmirs concluded, “As we enter 2023, we will continue to face labor-related pressures in the near-term, however, our strategy remains clear. We expect to leverage our unmatched scale and breadth of services, while enhancing our growth and profitability, through ELEVATE investments in technology, people and complementary acquisitions. Our core janitorial and engineering solutions generate consistent earnings and cash flows which can be reinvested into adjacent growth opportunities, while also providing us the opportunity to return cash to shareholders through a growing dividend and share repurchases. We are confident that this strategy will deliver greater growth and sustainably higher margins, driving enhanced shareholder returns over the long-term.”

Conference Call Information

ABM will host its quarterly conference call for all interested parties on Tuesday, December 13, 2022, at 5:00 PM (ET). The live conference call can be accessed via audio webcast at the “Investors” section of the Company's website, located at www.abm.com, or by dialing (877) 451-6152 (domestic) or (201) 389-0879 (international) approximately 15 minutes prior to the scheduled time.

A supplemental presentation will accompany the webcast on the Company's website.

A replay will be available approximately two hours after the webcast through December 27, 2022, and can be accessed by dialing (844) 512-2921 and then entering ID #13734036. A replay link of the webcast will also be archived on the ABM website for 90 days.

ABOUT ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services that improve the spaces and places that matter most. From curbside to rooftop, ABM offers a comprehensive array of facility services that includes janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to schools, airports, hospitals, data centers, manufacturing plants and distribution centers, entertainment venues and more. Founded in 1909, ABM is a Fortune 500 company with annual revenue exceeding $7 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom and other international locations. For more information, visit www.abm.com.

Cautionary Statement under the Private Securities Litigation Reform Act of 1995

This press release contains both historical and forward-looking statements about ABM Industries Incorporated (“ABM”) and its subsidiaries (collectively referred to as “ABM,” “we,” “us,” “our,” or the “Company”). We make forward-looking statements related to future expectations, estimates and projections that are uncertain, and often contain words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “should,” “target,” or other similar words or phrases. These statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties, and assumptions that are difficult to predict. For us, particular uncertainties that could cause our actual results to be materially different from those expressed in our forward-looking statements include: our success depends on our ability to gain profitable business despite competitive market pressures; our results of operations can be adversely affected by labor shortages, turnover, and labor cost increases; we may not be able to attract and retain qualified personnel and senior management we need to support our business; investments in and changes to our businesses, operating structure, financial reporting structure, or personnel relating to our ELEVATE strategy, including the implementation of strategic transformations, enhanced business processes, and technology initiatives may not have the desired effects on our financial condition and results of operations; our ability to preserve long-term client relationships is essential to our continued success; our use of subcontractors or joint venture partners to perform work under customer contracts exposes us to liability and financial risk; our international business involves risks different from those we face in the United States that could have an effect on our results of operations and financial condition; negative changes in general economic conditions, such as recessionary pressures, durable and non-durable goods pricing, changes in energy prices, or changes in consumer goods pricing, as well as potential declines in our clients’ office spaces, could reduce the demand for facility services and, as a result, reduce our earnings and adversely affect our financial condition; acquisitions, divestitures, and other strategic transactions could fail to achieve financial or strategic objectives, disrupt our ongoing business, and adversely impact our results of operations; we may experience breaches of, or disruptions to, our information technology systems or those of our third-party providers or clients, or other compromises of our data that could adversely affect our business; we manage our insurable risks through a combination of third-party purchased policies and self-insurance, and we retain a substantial portion of the risk associated with expected losses under these programs, which exposes us to volatility associated with those risks, including the possibility that changes in estimates to our ultimate insurance loss reserves could result in material charges against our earnings; our risk management and safety programs may not have the intended effect of reducing our liability for personal injury or property loss; unfavorable developments in our class and representative actions and other lawsuits alleging various claims could cause us to incur substantial liabilities; we are subject to extensive legal and regulatory requirements, which could limit our profitability by increasing the costs of legal and regulatory compliance; a significant number of our employees are covered by collective bargaining agreements that could expose us to potential liabilities in relation to our participation in multiemployer pension plans, requirements to make contributions to other benefit plans, and the potential for strikes, work slowdowns or similar activities, and union organizing drives; our business may be materially affected by changes to fiscal and tax policies; negative or unexpected tax consequences could adversely affect our results of operations; future increases in the level of our borrowings or in interest rates could affect our results of operations; impairment of goodwill and long-lived assets could have a material adverse effect on our financial condition and results of operations; if we fail to maintain proper and effective internal control over financial reporting in the future, our ability to produce accurate and timely financial statements could be negatively impacted, which could harm our operating results and investor perceptions of our Company and as a result may have a material adverse effect on the value of our common stock; our business may be negatively impacted by adverse weather conditions; catastrophic events, disasters, pandemics, and terrorist attacks could disrupt our services; actions of activist investors could disrupt our business; and ongoing impacts of the COVID-19 pandemic may adversely affect our liquidity, capital resources, supply chain, operations and revenue. For additional information on these and other risks and uncertainties we face, see ABM’s risk factors, as they may be amended from time to time, set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. We urge readers to consider these risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Information

To supplement ABM’s consolidated financial information, the Company has presented net income and net income per diluted share as adjusted for items impacting comparability for the fourth quarter and full fiscal years 2022 and 2021. These adjustments have been made with the intent of providing financial measures that give management and investors a better understanding of the underlying operational results and trends as well as ABM’s operational performance. In addition, the Company has presented earnings before interest, taxes, depreciation and amortization, and excluding items impacting comparability (adjusted EBITDA) for the fourth quarter and full fiscal years 2022 and 2021. Adjusted EBITDA is among the indicators management uses as a basis for planning and forecasting future periods. Adjusted EBITDA margin is defined as adjusted EBITDA divided by revenue excluding parking management reimbursement revenue. We cannot provide a reconciliation of forward-looking non-GAAP adjusted EBITDA margin measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. The Company has also presented Free Cash Flow which is defined as net cash provided by (used in) operating activities less additions to property, plant and equipment. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States of America. (See accompanying financial tables for supplemental financial data and corresponding reconciliations to certain GAAP financial measures.)

We round amounts to millions but calculate all percentages and per-share data from the underlying whole-dollar amounts. As a result, certain amounts may not foot, crossfoot, or recalculate based on reported numbers due to rounding. Unless otherwise noted, all references to years are to our fiscal year, which ends on October 31.

Contact:
Investor Relations:	Paul Goldberg
(212) 297-9721
ir@abm.com

Financial Schedules

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions, except per share amounts)	2022	2021	Increase / (Decrease)
Revenues	$2,011.1	$1,695.7	18.6%
Operating expenses	1,753.1	1,446.2	21.2%
Selling, general and administrative expenses	159.7	180.9	(11.7)%
Amortization of intangible assets	19.2	12.9	49.0%
Operating profit	79.1	55.7	42.1%
Income from unconsolidated affiliates	0.6	0.7	(17.7)%
Interest expense	(16.0)	(6.0)	NM*
Income before income taxes	63.7	50.3	26.6%
Income tax provision	(14.9)	(16.1)	7.5%
Net income	48.9	34.3	42.6%
Net income per common share
Basic	$0.74	$0.51	45.1%
Diluted	$0.73	$0.50	46.0%
Weighted-average common and common equivalent shares outstanding
Basic	66.4	67.7
Diluted	66.9	68.5
Dividends declared per common share	$0.195	$0.190

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT INFORMATION (UNAUDITED)

	Years Ended October 31,
(in millions, except per share amounts)	2022	2021	Increase / (Decrease)
Revenues	$7,806.6	$6,228.6	25.3%
Operating expenses	6,757.5	5,258.2	28.5%
Selling, general and administrative expenses(1)	628.3	719.2	(12.6)%
Amortization of intangible assets	72.1	45.0	60.2%
Operating profit	348.8	206.3	69.1%
Income from unconsolidated affiliates	2.4	2.1	16.5%
Interest expense	(41.1)	(28.6)	(43.9)%
Income before income taxes	310.0	179.8	72.4%
Income tax provision	(79.6)	(53.5)	(48.9)%
Net income	230.4	126.3	82.4%
Net income per common share
Basic	$3.44	$1.87	84.0%
Diluted	$3.41	$1.86	83.3%
Weighted-average common and common equivalent shares outstanding
Basic	67.1	67.4
Diluted	67.5	68.0
Dividends declared per common share	$0.780	$0.760

(1) 2021 includes $142.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW INFORMATION (UNAUDITED)

	Three Months Ended October 31,
(in millions)	2022	2021
Net cash provided by operating activities	$117.1	$55.6
Additions to property, plant and equipment	(13.0)	(11.0)
Purchase of business, net of cash acquired	(137.9)	(710.2)
Other	2.8	2.3
Net cash used in investing activities	$(148.2)	$(718.8)
Proceeds (taxes withheld) from issuance of share-based compensations awards, net	0.8	(0.3)
Repurchases of common stock	(23.0)	—
Dividends paid	(12.8)	(12.8)
Borrowings from credit facility	489.3	325.0
Repayment of borrowings from credit facility	(412.4)	(96.3)
Changes in book cash overdrafts	(1.1)	1.7
Financing of energy savings performance contracts	1.2	4.2
Repayment of finance lease obligations	(0.7)	(0.4)
Net cash provided by financing activities	$41.2	$221.1
Effect of exchange rate changes on cash and cash equivalents	(1.1)	(0.4)

	Years Ended October 31,
(in millions)	2022	2021
Net cash provided by operating activities(a)	$20.4	$314.3
Additions to property, plant and equipment	(50.8)	(34.3)
Purchase of business, net of cash acquired	(194.6)	(710.2)
Other	3.9	4.4
Net cash used in investing activities	$(241.5)	$(740.0)
Taxes withheld from issuance of share-based compensations awards, net	(9.9)	(8.1)
Repurchases of common stock	(97.5)	—
Dividends paid	(51.9)	(51.0)
Deferred financing costs paid	—	(6.4)
Borrowings from credit facility	1,479.4	357.7
Repayment of borrowings from credit facility	(1,096.9)	(194.2)
Changes in book cash overdrafts	4.3	(17.9)
Financing of energy savings performance contracts	9.9	15.1
Repayment of finance lease obligations	(1.9)	(2.8)
Net cash provided by financing activities	$235.5	$92.4
Effect of exchange rate changes on cash and cash equivalents	(4.2)	1.9

(a) Net cash provided by operating activities for the year ended October 31, 2022 was unfavorably impacted by $143.8 million payment made for the Bucio settlement as well as a $66 million payment for deferred payroll taxes under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The year ended October 31, 2021 was positively impacted by a deferral of approximately $31 million of payroll taxes under the CARES Act.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION (UNAUDITED)

	October 31,
(in millions)	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$73.0	$62.8
Trade accounts receivable, net of allowances	1,278.7	1,137.1
Costs incurred in excess of amounts billed	75.8	52.5
Prepaid expenses	82.1	88.7
Other current assets	51.6	60.0
Total current assets	1,561.2	1,401.2
Other investments	14.5	11.8
Property, plant and equipment, net of accumulated depreciation	125.4	111.9
Right-of-use assets	115.2	126.5
Other intangible assets, net of accumulated amortization	378.5	424.8
Goodwill	2,485.6	2,228.9
Other noncurrent assets	188.5	131.2
Total assets	$4,868.9	$4,436.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of debt, net	$181.5	$31.4
Trade accounts payable	315.5	289.4
Accrued compensation	246.6	238.0
Accrued taxes—other than income	124.7	124.9
Insurance claims	171.4	171.4
Income taxes payable	6.6	11.4
Current portion of lease liabilities	30.3	31.8
Other accrued liabilities	276.5	387.4
Total current liabilities	1,353.2	1,285.8
Long-term debt, net	1,086.3	852.8
Long-term lease liabilities	104.5	116.6
Deferred income tax liability, net	89.7	22.5
Noncurrent insurance claims	387.7	413.3
Other noncurrent liabilities	126.0	123.5
Noncurrent income taxes payable	4.2	12.5
Total liabilities	3,151.7	2,827.0
Total stockholders’ equity	1,717.2	1,609.2
Total liabilities and stockholders’ equity	$4,868.9	$4,436.2

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDIED)

	Three Months Ended October 31,
($ in millions)	2022	2021	Increase/(Decrease)
Revenues
Business & Industry	$1,028.9	$806.9	27.5%
Manufacturing & Distribution	371.2	341.6	8.7%
Education	217.1	203.0	6.9%
Aviation	214.4	196.5	9.1%
Technical Solutions	179.6	147.7	21.5%
Total revenues	$2,011.1	$1,695.7	18.6%
Operating profit
Business & Industry	92.4	69.6	32.9%
Manufacturing & Distribution	41.2	37.0	11.3%
Education	8.3	8.0	3.3%
Aviation	1.3	13.2	(90.3)%
Technical Solutions	20.9	18.8	11.4%
Corporate	(83.8)	(90.1)	6.9%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(0.6)	(0.7)	17.7%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.6)	(0.1)	NM*
Total operating profit	79.1	55.7	42.1%
Income from unconsolidated affiliates	0.6	0.7	(17.7)%
Interest expense	(16.0)	(6.0)	NM*
Income before income taxes	63.7	50.3	26.6%
Income tax provision	(14.9)	(16.1)	7.5%
Net income	$48.9	$34.3	42.6%

* Not meaningful (due to variance greater than or equal to +/-100%)

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

REVENUES AND OPERATING PROFIT BY SEGMENT (UNAUDITED)

	Years Ended October 31,
($ in millions)	2022	2021	Increase/(Decrease)
Revenues
Business & Industry	$4,095.9	$2,853.8	43.5%
Manufacturing & Distribution	1,445.2	1,363.1	6.0%
Education	834.7	830.8	0.5%
Aviation	804.0	651.1	23.5%
Technical Solutions	626.8	529.8	18.3%
Total revenues	$7,806.6	$6,228.6	25.3%
Operating profit
Business & Industry	$334.9	$285.9	17.1%
Manufacturing & Distribution	161.8	155.5	4.0%
Education	47.1	61.5	(23.4)%
Aviation	29.3	32.1	(8.6)%
Technical Solutions(1)	63.8	49.4	29.2%
Government Services	(0.3)	(0.2)	(72.4)%
Corporate(2)	(284.5)	(374.6)	24.0%
Adjustment for income from unconsolidated affiliates, included in Aviation and Technical Solutions	(2.4)	(2.1)	(16.5)%
Adjustment for tax deductions for energy efficient government buildings, included in Technical Solutions	(0.9)	(1.2)	27.7%
Total operating profit	348.8	206.3	69.1%
Income from unconsolidated affiliates	2.4	2.1	16.5%
Interest expense	(41.1)	(28.6)	(43.9)%
Income before income taxes	310.0	179.8	72.4%
Income tax provision	(79.6)	(53.5)	(48.9)%
Net income	$230.4	$126.3	82.4%

(1) 2022 includes a $7.6 million gain on the sale of certain healthcare customer contracts.
(2) 2021 includes $142.9 million litigation settlement reserve

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

($ in millions, except per share amounts)	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted Net Income
Net income	$48.9	$34.3	$230.4	$126.3
Items impacting comparability(a)
Prior year self-insurance adjustment(b)	(0.7)	(6.2)	(37.9)	(43.8)
Legal costs and other settlements(c)	(0.6)	7.0	0.3	158.4
Acquisition and integration related costs(d)	4.0	19.7	16.6	22.3
Transformation initiative costs(e)	18.3	10.3	63.1	10.3
Sale of healthcare customer contracts(f)	—	—	(7.6)	—
Other(g)	—	0.4	—	9.4
Total items impacting comparability	21.0	31.1	34.5	156.7
Income tax benefit(h) (i)	(10.4)	(7.2)	(17.8)	(39.7)
Items impacting comparability, net of taxes	10.6	23.9	16.7	117.0
Adjusted net income	$59.4	$58.2	$247.1	$243.3

	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Reconciliation of Net Income to Adjusted EBITDA
Net income	$48.9	$34.3	$230.4	$126.3
Items impacting comparability	21.0	31.1	34.5	156.7
Income tax provision	14.9	16.1	79.6	53.5
Interest expense	16.0	6.0	41.1	28.6
Depreciation and amortization	30.0	23.7	112.4	89.9
Adjusted EBITDA	$130.7	$111.2	$498.1	$455.0

	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Revenues Excluding Management Reimbursement
Revenues	$2,011.1	$1,695.7	$7,806.6	$6,228.6
Management reimbursement	(76.5)	(66.3)	(280.6)	(240.3)
Revenues excluding management reimbursement	$1,934.6	$1,629.4	$7,526.0	$5,988.3

Adjusted EBITDA margin as a % of revenues excluding management reimbursement(j)	6.8%	6.8%	6.6%	7.6%

	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net Income per diluted share	$0.73	$0.50	$3.41	$1.86
Items impacting comparability, net of taxes	0.16	0.35	0.25	1.72
Net Income per diluted share	$0.89	$0.85	$3.66	$3.58
Diluted shares	66.9	68.5	67.5	68.0

	Three Months Ended October 31,		Years Ended October 31,
	2022	2021	2022	2021
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
Net cash provided by operating activities	$117.1	$55.6	$20.4	$314.3
Additions to property, plant and equipment	(13.0)	(11.0)	(50.8)	(34.3)
Free Cash Flow	$104.1	$44.6	$(30.4)	$280.1

(a) The Company adjusts net income to exclude the impact of certain items that are unusual, non-recurring, or otherwise do not reflect management's views of the underlying operational results and trends of the Company.

(b) Represents the net adjustments to our self-insurance reserve for general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years. Management believes these prior period reserve changes do not illustrate the performance of the Company’s normal ongoing operations given the current year's insurance expense is estimated by management in conjunction with the Company's outside actuary to take into consideration past history and current costs and regulatory trends. Once the Company develops its best estimate of insurance expense premiums for the year, the Company fully allocates such costs out to the business leaders to hold them accountable for the current year costs within operations. However, since these prior period reserve changes relate to claims that could date back many years, current management has limited ability  to influence the ultimate development of the prior year changes. Accordingly, including the prior period reserve changes in the Company's current operational results would not depict how the business is run as the Company holds its management accountable for the current year’s operational performance. The Company believes the exclusion of the self-insurance adjustment from net income is useful to investors by enabling them to better assess our operating performance in the context of current year profitability. For the three months ended October 31, 2022 and 2021, our self-insurance general liability, workers’ compensation, automobile and medical and dental insurance claims related to prior period accident years was decreased by $0.7M and by $6.2M, respectively. For the years ended October 31, 2022 and 2021, the liability decreased by $37.9M and by $43.8M, respectively.

(c) The year ended October 31, 2021 includes a reserve for Bucio litigation of $142.9 million.

(d) Represents acquisition and integration related costs primarily associated with Able acquisition.

(e) Represents discrete transformational costs that primarily consists of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(f) Represents a $7.6 million gain on the sale of certain healthcare customer contracts.

(g) The year ended October 31, 2021, includes $9.1 million of non-cash impairment charge for previously capitalized internal-use software related to our ERP system implementation as we determined that certain components developed will no longer be incorporated into the new ERP system.

(h) The Company's tax impact is calculated using the federal and state statutory rate of 28.11% for US and 19% for UK for FY 2022 and FY 2021. We calculate tax from the underlying whole-dollar amounts, as a result, certain amounts may not recalculate based on reported numbers due to rounding.

(i) The three months and the year ended October 31, 2022 include a tax benefit of $4.5 million and $8.1 million, respectively, related to expiring statue of limitations. The three months ended October 31, 2021 include $1.5 million tax benefit related to the expiring statute of limitations and $3.0 million tax charge related to non-deductible acquisitions costs. The year ended October 31, 2021 includes $1.5 million tax benefit related to the expiring statute of limitations, $2.8 million charge from change of tax reserves and $3.0 million tax charge related to non-deductible acquisitions costs.

(j) The Company has revised its calculation for adjusted EBITDA margin for all periods presented to exclude parking management reimbursement revenue, which the Company believes provides a clearer understanding of its operating margins. Such revenue and its associated costs, which net out to zero, are both recorded on a gross basis, and generally have no associated margin.

ABM INDUSTRIES INCORPORATED AND SUBSIDIARIES

2023 GUIDANCE

	Year Ending October 31, 2023
Reconciliation of Estimated Net Income per Diluted Share to Estimated Adjusted Net Income per Diluted Share	Low Estimate	High Estimate
Net income per diluted share (a)	$2.43	$2.63
Transformation initiative costs (b)	0.55	0.55
Acquisition and integration related costs (c)	0.15	0.15
Other adjustments (d)	0.27	0.27
Adjusted net income per diluted share (a)	$3.40	$3.60

(a) With the exception of the 2023 Work Opportunity Tax Credits and anticipated excess tax benefits on stock-based awards, this guidance does not include any potential effects associated with certain other discrete tax items and other unrecognized tax benefits.

(b) Represents discrete transformational costs that primarily consist of general and administrative costs for developing technological needs and alternatives, project management, testing, training and data conversion inclusive of internal costs, consulting and professional fees for i) new enterprise resource planning system, ii) client facing technology, iii) workforce management tools and iv) data analytics. These costs are not expected to recur beyond the deployment of these initiatives.

(c) Represents acquisition and integration related costs associated with Able acquisition.

(d) Represents other contingencies that could include legal settlements, adjustments to self-insurance reserves pertaining to prior year's claims and other unique items impacting comparability.